Exhibit (e)(10)

ZOGENIX, INC.

2021 EMPLOYMENT INDUCEMENT EQUITY INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

Zogenix, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Employment Inducement Equity Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), an option to purchase the number of shares of the Company’s Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Global Stock Option Agreement attached hereto as Exhibit A (including any additional terms and conditions for Participant’s country included in the appendix attached hereto) (the “Global Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Global Stock Option Agreement.

Participant:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share of Stock:

Total Exercise Price:

Total Number of Shares of Stock Subject to the Option:

Expiration Date:

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	[To be set forth in the individual agreement.]

By electronically accepting this document, Participant agrees to be bound by the terms and conditions of the Plan, the Global Stock Option Agreement and this Grant Notice. Participant has reviewed the Global Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Global Stock Option Agreement and the Plan. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Global Stock Option Agreement or relating to the Option.

EXHIBIT A

TO THE GLOBAL STOCK OPTION GRANT NOTICE

GLOBAL STOCK OPTION AGREEMENT

Pursuant to the Global Stock Option Grant Notice (the “Grant Notice”) to which this Global Stock Option Agreement (this “Agreement”) is attached, Zogenix, Inc., a Delaware corporation (the “Company”), has granted to Participant an Option under the Company’s 2021 Employment Inducement Equity Incentive Award Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice (the “Shares”), subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement (including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix”)) and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF OPTION

2.1 Grant of Option. For good and valuable consideration, receipt of which is acknowledged by the Company, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement. This Option shall be a Non-Qualified Stock Option. The Option is intended to constitute an “employment inducement” award under Nasdaq Stock Market (“Nasdaq”) Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq rules regarding shareholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Option shall be interpreted in accordance with and consistent with such exception.

2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.

ARTICLE III

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3 and 5.7, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided in the Grant Notice or provided by the Administrator or as set forth in a written agreement between the Company and Participant.

(c) For purposes of the Option, a Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such Termination of Service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Participant’s employment or service relationship will not be extended by any notice period (e.g., Participant’s period of service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company (i) Participant’s right to vest in the option, if any, will terminate as of the date of Termination of Service, and (ii) the period (if any) during which the Option may be exercised after a Termination of Service will commence on such date. Notwithstanding the forgoing, the Administrator shall have exclusive discretion to determine when a Termination of Service has occurred for purposes of the Option (including when Participant is no longer considered to be actively providing services while on a leave of absence). In the event of Participant’s leave of absence, vesting of the Option shall be governed by the Company’s leave of absence policies, as may be amended from time to time, and in accordance with applicable laws.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of ten years from the Grant Date;

(b) The expiration of three months following the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death, Disability or for Misconduct;

(c) The expiration of one year from the date of Participant’s death if Participant dies prior to his or her Termination of Service or within three months after his or her Termination of Service;

(d) The expiration of one year from the date of Participant’s Termination of Service by reason of the Participant’s Disability; or

(e) The date of Participant’s Termination of Service by the Company for Misconduct.

3.4 Tax Withholding and Indemnity. Notwithstanding any other provision of this Agreement:

(a) Participant understands that Participant (and not the Company) shall be responsible for any Tax Liability (as defined below). Participant agrees to indemnify and keep indemnified the Company, any Parent, any Subsidiary and Participant’s employing company, if different (the “Employer” and, collectively, the “Company Group”), from and against any such Tax Liability. The Option cannot be exercised, and the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the Option to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the Tax Liability resulting from the grant or exercise of the Option, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Option.

(b) To the maximum extent permitted by applicable law, the Company Group has the authority to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any Tax Liability. Participant may, and Participant authorizes the Company Group, or their respective agents, to satisfy Participant’s obligations in regards to any Tax Liability in one or more of the forms specified below:

(i) by cash or check made payable to the Company;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with the consent of the Administrator, by requesting that the Company withhold a net number of vested Shares otherwise issuable pursuant to the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Liability of the Company and its Subsidiaries;

(iv) with the consent of the Administrator, by tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Liability of the Company and its Subsidiaries;

(v) through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to the Shares issuable pursuant to the Option then being exercised and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or its Subsidiary with respect to which the Tax Liability arises in satisfaction of such obligation; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi) in any combination of the foregoing.

(c) In the event Participant fails to elect to provide timely payment of all sums required pursuant to Section 3.4(a) prior to the time the Tax Liability arises pursuant to one of the permitted payment forms specified in Section 3.4(b), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(b)(ii) or Section 3.4(b)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.

(d) In the event Participant’s Tax Liability will be satisfied under Section 3.4(b)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares issuable to Participant upon exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s Tax Liability. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable. Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the Tax Liability arises (i.e., the date Stock is delivered) or as soon thereafter as practicable. The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s Tax Liability, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s Tax Liability.

(e) For purposes of this Agreement, Participant’s “Tax Liability” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to Participant’s taxable income, plus (ii) if permitted under the laws of the jurisdiction in which Participant resides, any liability of the Company Group for income tax, withholding tax, wage tax, solidarity surcharge, and any other employment related taxes or social security contributions in any jurisdiction, in each case resulting from the grant, vesting or exercise of the Option, the acquisition of shares of Stock by Participant, the disposal of any shares of Stock, or otherwise pursuant to this Agreement, or any other taxable event related to the Option. To avoid negative accounting treatment, the Company shall withhold for the Tax Liability based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or such higher rate as may be determined by the Administrator, which higher rate may not exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the Option under generally accepted accounting principles in the United States of America).

ARTICLE IV

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.1, during the lifetime of the Participant, only Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a) An Exercise Notice in writing signed by Participant or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator in such form as is prescribed by the Administrator;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c) The payment of any Tax Liability in accordance with Section 3.4;

(d) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price and any applicable withholding tax shall be by any of the following, or a combination thereof, at the election of Participant, subject to Section 9.1 of the Plan:

(a) Cash;

(b) Check;

(c) Delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) With the consent of the Administrator, by delivery of a full recourse promissory note on such terms and conditions as may be approved by the Administrator;

(e) With the consent of the Administrator, surrender of other shares of Stock which (A) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender (or such longer or shorter period as may be determined by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised;

(f) With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(g) With the consent of the Administrator, property of any kind which constitutes good and valuable consideration.

(h) Notwithstanding any other provision of the Plan or this Agreement, if Participant is a Director or “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act, he or she shall not be permitted to make payment pursuant to this Section 4.4, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company, in violation of Section 13(k) of the Exchange Act.

4.5 Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Stock under any U.S. or non-U.S. local, state or federal securities or exchange law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any U.S. or non-U.S. local, state, federal or foreign governmental agency that the Administrator shall, in its discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience, subject to Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder;

(e) The receipt by the Company of full payment for such shares of Stock in accordance with Section 4.4 hereof; and

(f) The receipt by the Company of full payment of any applicable Tax Liability in accordance with Section 3.4 hereof by the member of the Company Group to which the applicable withholding obligation arises.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and, once issued, such shares of Stock shall be freely tradeable and non-forfeitable. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Article 10 of the Plan.

ARTICLE V

OTHER PROVISIONS

5.1 Option Generally Not Transferable.

(a) Subject to Section 5.1(c), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Unless transferred to a Permitted Transferee in accordance with Section 5.1(c), during the lifetime of Participant, only Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(c) Notwithstanding any other provision in this Agreement, with the consent of the Administrator, the Option may be transferred to, exercised by and paid to one or more Permitted Transferees, subject to the terms and conditions set forth in Section 9.3 of the Plan. Subject to such conditions and procedures as the Administrator may require, a Permitted Transferee may exercise the Option or any portion thereof during the Participant’s lifetime.

5.2 Adjustments. Participant acknowledges that the Option, including the vesting of the Option and the number of shares subject to the Option, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Article 10 of the Plan.

5.3 Not a Contract of Employment or other Service Relationship. Notwithstanding any other provision of this Agreement, the Grant Notice, or the Plan:

(a) neither this Agreement nor the Plan shall form part of any contract of employment between the Company Group and Participant;

(b) unless expressly so provided in Participant’s contract of employment, Participant has no right or entitlement to be granted an Option or other award under the Plan, or any expectation that the grant of an Option or other award under the Plan might be made to Participant, whether subject to any conditions or at all;

(c) the benefit to Participant of participation in the Plan (including, in particular but not by way of limitation, any Options or other awards under the Plan held by Participant) shall not form any part of Participant’s base salary or count as Participant’s base salary for any purpose and shall not be pensionable;

(d) the rights or opportunity granted to Participant with respect to the Option shall not give Participant any rights or additional rights and if Participant ceases to be employed by the Company Group, Participant shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by Participant which lapse or are forfeited by reason of Participant’s ceasing to be employed by the Company Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e) the rights or opportunity granted to Participant with respect to the Option shall not give Participant any rights or additional rights in respect of any pension plan or arrangement which may be operated by the Company Group;

(f) Participant shall not be entitled to any compensation or damages for any loss or potential loss which Participant may suffer by reason of being unable to acquire or retain the Option or any interest in the Option in consequence of the loss or termination of Participant’s employment with the Company Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(g) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty; if the underlying shares of Stock do not increase in value, the right may have no value; and if a Participant acquires shares of Stock, the value of the shares of Stock acquired upon purchase may increase or decrease in value, even below the original price paid; and

(h) by accepting the grant of the Option and not renouncing it, Participant is deemed to have agreed to the provisions of this Section 5.3.

5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most-recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.4. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service.

5.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6 Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.7 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.8 Entire Agreement; Amendments. The Plan and this Agreement (including the Appendix and all Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Participant or such other person as may be permitted to exercise the Option pursuant to Section 4.1 and by a duly authorized representative of the Company.

5.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.1, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.11 Data Protection.

(a) It shall be a term and condition for participation in the Plan that Participant explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of a Participant’s personal “Data” (as defined below) by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers, as may be prudently selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the

Data may be located in the United States of America or elsewhere (and, if the Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Each Participant hereby authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Company will also make the Data available to public authorities where required under locally applicable law. A Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Participant’s local human resources representative. A Participant’s refusal to provide consent or withdrawal of consent may affect the Participant’s ability to participate in the Plan. This section applies to information held, used or disclosed in any medium.

(b) If Participant resides in the UK or the European Union, the Company Group will hold, collect and otherwise process certain Data as set out in the applicable Company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

5.12 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.13 Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

5.14 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.15 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, Participant’s country, the broker’s country and the country or countries in which the Stock is listed, which may affect Participant’s ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., the Option), or rights linked to the value of shares of Stock, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to Participant under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

5.16 Foreign Asset/Account Reporting Requirements. If Participant resides in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock if applicable) in a brokerage account or bank outside of Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. It is Participant’s responsibility to comply with such regulations and Participant should speak to his or her personal legal advisor on this matter.

5.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option.

5.18 Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

APPENDIX TO THE ZOGENIX, INC.

2021 EMPLOYMENT INDUCEMENT EQUITY INCENTIVE AWARD PLAN

GLOBAL STOCK OPTION AGREEMENT

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

This Appendix includes additional terms and conditions applicable to Participants who provide services to the Company Group in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified below. Such information is current only as of April 2020, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant exercises the Option and acquires Shares or sells Shares acquired under the Plan. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.

Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.

FRANCE

1. Options Not Tax-Qualified. The Options granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

2. Language Consent. By accepting the Option, Participant confirms having read and understood the documents relating to the Plan, the Agreement and this Appendix, which were provided in English language. Participant accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

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3. Securities Laws. The Plan does not require a prospectus to be submitted for approval to the French Financial Market Authority (the “Autorité des marchés financiers”). Persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the French Monetary and Financial Code may take part in the Plan solely for their own account, as provided in Articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. The financial instruments purchased under the Plan cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

GERMANY

1. Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event Participant makes or receives a payment in excess of this amount, he or she must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

2. Foreign Asset/Account Reporting Information. If Participant’s acquisition of Shares acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, Participant may need to report the acquisition when Participant files his or her tax return for the relevant year. A qualified participation is attained if (a) the value of the Shares acquired exceeds €150,000 or (b) in the unlikely event Participant holds Stock exceeding 10% of the Company’s total Stock. However, if the Stock is listed on a recognized U.S. stock exchange and Participant owns less than 1% of the Company, this requirement will not apply to Participant.

3. Additional Tax Provisions. Each Participant who is either (a) resident for tax purposes in Germany or (b) otherwise subject to German income tax and/or social security contributions in respect of earnings received from the Company Group shall be obliged to notify their Employer of the grant, vesting or exercise of the Option or sale of Shares issued thereunder. Participant understands that they may suffer adverse tax consequences as a result of the Option. Neither the Company nor the Employer or any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or exercise of the Option or subsequent sale of Shares thereunder. The Company Group does not commit and is under no obligation to structure the Plan to reduce or eliminate Participant’s tax liability. Participant represents that he or she has had the opportunity to consult with any tax consultants he or she deems advisable in connection with the Plan and that he or she is not relying on the Company or the Employer for any tax advice. Participant is relying solely on such advisors and not on any statements or representations of the Company, the Employer or any of their agents.

IRELAND

1. Director Notification Information. If Participant is a director, shadow director or secretary of an Irish affiliate and has a 1% or more shareholding interest in the Company, Participant must notify the Irish affiliate in writing upon receiving or disposing of an interest in the Company (e.g., the Options, shares of Stock) or upon becoming aware of the event giving rise to the notification requirement, or upon becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary).

2. Designation of Beneficiary. Notwithstanding anything to the contrary in the Plan, if Participant is (or is deemed to be) a resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or exercises all of his or her employment duties in Ireland, Participant may only designate his or her estate as his or her beneficiary.

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ITALY

1. Plan Document Acknowledgment. By accepting the Option, Participant acknowledges that he or she has received a copy of the Plan, the Grant Notice, the Agreement (including this Appendix) and has reviewed the Plan and the Agreement (including this Appendix) in their entirety and fully accepts all provisions thereof. By participating in the Plan, Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow him or her to understand the terms and conditions of the Plan, the Grant Notice and the Agreement. If Participant has received such documents or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. Participant further acknowledges that he or she has read and specifically and expressly approves the Grant Notice and the following provisions of the Agreement: Section 2.1 (Grant of Option); Section 3.1 (Commencement of Exercisability); Section 3.2 (Duration of Exercisability); (iv) Section 3.3 (Expiration of Option); Section 3.4 (Tax Withholding and Indemnity); Section 4.3 (Manner of Exercise); Section 4.4 (Method of Payment); Section 4.5 (Conditions to Issuance of Stock Certifications); Section 4.6 (Rights as Stockholder); Section 5.1 (Option Generally Not Transferable); Section 5.6 (Governing Law; Severability); Section 5.7 (Entire Agreement; Amendments); Section 5.10 (Not a Contract of Employment or other Service Relationship); (xiv) Section 5.11 (Data Privacy Information and Consent); (xv) Section 5.12: Tax Representation; Section 5.14 (Imposition of Other Requirements); and Section 5.15 (Insider Trading Restrictions/Market Abuse Laws). Participant acknowledges that this offer was made to Participant by the Company in person.

2. Data Privacy. This provision supplements Section 5.11 of the Agreement to the extent it is more restrictive:

5.11 Consent to Personal Data Processing and Transfer. All personal data will be treated in accordance with applicable data protection laws and regulations. Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan or for compliance or financial reporting purposes. Participant understands that pursuant to art.7 of D.lgs 196/2003, Participant has rights, including but not limited to, the right to access, delete, update, request the rectification of Participant’s Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of Participant’s Data, even though they are relevant to the purpose of collection. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative. If Participant requests that the Company cease processing Participant’s Data, Participant must do so by writing to the Company’s Stock Administration Department, 5959 Horton St., Suite 500, Emeryville, California, U.S.A., or sending an email to stockadmin@zogenix.com. If Participant requests that the Company cease processing Participant’s Data, the Company will not be able to administer this award. Accordingly, if Participant requests that the Company cease processing Participant’s Data, this Award will be cancelled when Participant’s withdrawal is received.

Furthermore, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in art. 7 of D.lgs. 196/2003, Participant expressly and specifically consent according to art. 23 of D.lgs. 196/2033, to the processing of any Data as reported in the Plan and the Agreement, and further expressly and specifically consent, according to art. 43 and art. 44 of D.lgs. 196/2003 to the transfer of the Data, even sensitive data, in foreign countries outside the European Union.

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3. Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (e.g., shares of Stock) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting requirements. The value of financial assets held outside of Italy (including Shares acquired under the Plan) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.

JAPAN

1. Exchange Control Information. If Participant acquires shares of Stock valued at more than ¥100,000,000 in a single transaction, he or she must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the exercise of the Option. If Participant pays more than ¥30,000,000 in a single transaction for the purchase of shares of Stock when he or she exercise the Option, Participant must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. A payment report is required independently of a securities acquisition report. Consequently, if the total amount that Participant pays on a one-time basis at exercise of the Option exceeds ¥100,000,000, Participant must file both a payment report and a securities acquisition report.

2. No Registration. A right to purchase shares under the Plan will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and the Option may not be assigned or transferred by Participant.

SPAIN

1. Nature of Grant. By accepting the Option, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company or of a Parent or Subsidiary throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Parent or Subsidiary other than as expressly set forth in the Agreement. Consequently, Participant understands that the Options are granted on the assumption and condition that the Options and any shares of Stock acquired under the Plan are not part of any employment or service contract (either with the Company or with any Parent or Subsidiary) and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation) or any other right whatsoever. In addition, Participant understands that this grant would not be made to him or her but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Option shall be null and void.

Further, Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, the rights under the Plan are a conditional right to shares of Stock and can be forfeited in the case of, or affected by, Participant’s Termination of Service. This will be the case, for example, even if (a) Participant is considered to be unfairly dismissed without good cause; (b) Participant is dismissed for disciplinary or objective reasons or due to a collective

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dismissal; (c) Participant terminates employment due to a change of work location, duties or any other employment or contractual condition; (d) Participant terminates employment due to unilateral breach of contract of the Company or its Subsidiaries and affiliates; or (e) Participant’s employment terminates for any other reason whatsoever. Consequently, upon Participant’s termination for any of the reasons set forth above, Participant may automatically lose any rights to the Option or to purchase shares of Stock upon exercise of the Option.

2. Exchange Control Information. Participant must declare the acquisition and sale of shares of Stock to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because Participant will not sell the shares through the use of a Spanish financial institution, Participant must make the declaration him or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned; however, if the value of the shares of Stock acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if Participant holds 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable. Further, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

3. Securities Law Information. The Option grant described in the Agreement does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Option. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering or prospectus.

4. Foreign Asset/Account Reporting Information. To the extent Participant holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, Participant will be required to report information on such assets on Participant’s tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000.

UNITED KINGDOM

1. Incorporation of Terms of the Plan. This provision supplements Section 1.2 of the Agreement:

Notwithstanding anything in the Plan to the contrary, in the United Kingdom only Employees of the Company or any Parent or Subsidiaries are eligible to be granted Options. Other persons who are not Employees are not eligible to receive Options in the United Kingdom. This Agreement forms the rules of the employee share scheme applicable to, amongst others, the United Kingdom-based Employees of the Company and any Parent or Subsidiaries. All Options granted to Employees of the Company or any Parent or Subsidiaries who are based in the United Kingdom will be granted on similar terms.

2. Grant of Option. This provision supplements Section 2.1 of the Agreement:

Notwithstanding anything in Section 2.1 of the Agreement to the Contrary, in the United Kingdom, only Employees shall be entitled to receive Options and, with respect to an Option granted to a Participant in the United Kingdom, a Termination of Service shall mean the Participant’s termination of Employment.

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3. Tax Withholding and Indemnity. This provision supplements Section 3.4 of the Agreement:

(a) If Participant is a resident of the United Kingdom, then Participant’s “Tax Liability” shall also include Participant’s primary national insurance contributions and, at the Company’s discretion, any secondary national insurance contributions of the Company Group. In addition, at the discretion of the Company, the Option cannot be exercised until Participant has entered into an election with the Company or Participant’s Employer, as appropriate (a “joint election”), in a form approved by the Company and Her Majesty’s Revenue & Customs (“HMRC”) under which any liability of the Company Group for the employer’s secondary national insurance contributions is transferred to and met by Participant. Participant undertakes that, upon request by the Company, Participant will join with his or her employer or such other member of the Company Group as may be appropriate in electing, pursuant to Section 431 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired upon exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(b) Participant agrees that if Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of all taxes applicable to the taxable income of Participant (the “Tax-Related Items”) that Participant owes due to the the grant, vesting or exercise of the Option, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Option (the “Taxable Event”) within ninety (90) days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective ninety (90) days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

(c) Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that the foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee national insurance contributions due on this additional benefit, which can be recovered by any means set out in the Agreement.

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